 EX‑35.11

(logo) LNR

           Partners, LLC

ANNUAL STATEMENT OF COMPLIANCE

OF

LNR PARTNERS, LLC

The undersigned, Job Warshaw, being the President of LNR Partners, LLC (the "Special Servicer"), as special servicer under the applicable Pooling and Servicing Agreement, hereby certifies, as of the date hereof, on behalf of the Special Servicer, solely in his capacity as an officer of the Special Servicer and not in his individual capacity, as follows:

1. I have reviewed the activities performed by the Special Servicer under the applicable Pooling and Servicing Agreement during the period commencing on January 1, 2016 and ending on December 31, 2016 (the "Reporting Period"), and the Special Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision;

2. To the best of my knowledge, based on such review and using the applicable servicing criteria under Item 1122 of Regulation AB, the Special Servicer has fulfilled its obligations under the applicable Pooling and Servicing Agreement in all material respects throughout the Reporting Period

LNR Partners, LLC,

A Florida limited liability company

By: /s/ Job Warshaw

Job Warshaw

President

Dated: February 22, 2017

1601 Washington Avenue ∙ Suite700 ∙ Miami Beach, Florida 33139-3164

Telephone: (305) 695-5600 ∙ Fax: (305)695-5601